Exhibit (p)

                       CERTIFICATE OF THE SOLE STOCKHOLDER
                OF DIVERSIFIED INCOME STRATEGIES PORTFOLIO, INC.

      Fund Asset Management, L.P. ("FAM"), the holder of 5,236 shares of common stock, par value $0.10 per share, of Diversified Income Strategies Portfolio, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

                                          FUND ASSET MANAGEMENT, L.P.

                                          By: /s/ Donald C. Burke
                                              --------------------------------
                                              Name:  Donald C. Burke
                                              Title: First Vice President

Dated: January 25, 2005